Exhibit 10.4

PROJECT PARTICIPATION AGREEMENT

This Project Participation Agreement (this "Agreement") is made and entered into as of September 21, 2006 by and between the Incorporated County of Los Alamos, an incorporated County of the State of New Mexico, (the "County"), and Caldera Pharmaceuticals Inc., a Delaware corporation qualified to do business in New Mexico, ("Caldera").

RECITALS

THE PARTIES HERETO enter into this Agreement on the basis of the following facts, understandings, and intentions:

A. The County has adopted Ordinance No. 501, An Ordinance Establishing an Economic Development Plan which ordinance was enacted pursuant to the express authority conferred upon municipalities by the Local Economic Development Act 5-10-1 to 5-l0-13, NMSA 1978) to allow the public support of economic development to foster, promote, and enhance local economic development efforts through the use of project participation agreements with qualifying entities while continuing to protect against the unauthorized use of public money and other public resources.

B. The County has adopted Ordinance No. 512 providing for the public support of Caldera (the "Project") in the form of a loan (the "Project Loan") in the principal amount not to exceed Two Million Two Hundred Thousand Dollars ($2,200,000) for construction of a building (the "Building") and purchase of equipment (the "Equipment“).

C. Caldera's economic activity complies with the local Economic Development Plan adopted by the County on May 3, 2005, by providing a public benefit to the residents of the County in the following respects:

(1) Caldera proposes to establish its financial and management stability by procurement of a matching investment from qualified sources and utilization of a Chief Executive Officer with experience in spin-off technology companies.

(2) The cost-benefit to the community of the Project and the activity of Caldera is demonstrated by a total investment of two times the County's public support in slightly over one year, and a total investment of five times the County's public support in slightly over two years, with a projected investment of eighteen times the County's public support in five years.

(3) Caldera‘s economic activity meets the objective of economic diversification by creating a biotech industry for which there is no competing biotech industry in the County, generating $10-25 million dollars of Research and Development Spending from out-of-state prospective customers or financial backers and by selling to pharmaceutical companies and other customers.

(4) Ca1dera's economic activity meets the objective of expansion of the tax base by generating increased taxes from the purchase of equipment within the County.

(5) Ca1dera‘s economic activity meets the objective of increased job and income opportunities by proposing to create 100 primary and 250 secondary jobs.

(6) Caldera's economic activity meets the objective of recruitment of businesses that utilize the County's science and technology assets and which complement and support the Los Alamos National Laboratory by expanding the scientific employment base.

(7) Caldera is a private business that provides a biotech laboratory space and contract research and development for the pharmaceutical industry. Caldera enhances the ability of County businesses to operate and expand by encouraging technology spin-offs, and is seeking to build, expand, or relocate facilities by building a commercial biotech laboratory.

(8) Caldera is a research and development and high technology firm engaged in pharmaceutical development that enhances the technology base of the County by retaining scientists who might otherwise not find employment within the County.

(9) Caldera enhances the exporting capacity of companies or reduces the net level of imports in the local economy by creating a customer base and use of financial backers from outside New Mexico.

(10) Caldera has obtained commitments for four million five hundred thousand dollars ($4,500,000), consisting of an equity investment agreement of two million five hundred thousand dollars ($2,500,000) and a research and development contract for two million dollars ($2,000,000).

D. The County and Caldera have entered into a Loan Agreement (the "Loan Agreement") and a Promissory Note (the "Promissory Note"), of even date herewith for the Project Loan.

E. As a condition precedent to its receipt of public assistance in the form bf the Project Loan, Caldera is required to execute this Project Participation Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and promises herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Contributions of the County:

(a) Investment. The County will contribute an amount not to exceed Two Million Two Hundred Thousand Dollars ($2,200,000) in the form of a loan (the "Project Loan"), the proceeds of which shall be used to secure and repay a construction loan for construction of the Building and purchase of the Equipment for use in Los Alamos County. Prior to commencing construction of the Building, Caldera shall submit to the County building designs and constructions specifications for the County's review and approval.

(b) Disbursement. Disbursement of the Project Loan shall be as follows:

(i) The County shall release to Caldera to reimburse Caldera for Equipment purchased by Caldera, upon receipt of the equipment by Caldera and upon Caldera providing serial numbers and product descriptions of all assets to the County.

(ii) The County shall release to Caldera the Project Loan on a schedule agreed to in the Construction Agreement (as defined in the Loan Agreement) and approved by the County.

(c) Contingencies. The disbursement of the Project Loan described in this section shall be contingent upon the following:

(i) Caldera shall obtain secured and non-revocable financing commitment(s) from sources other than the County in the amount of Four Million Four Hundred Thousand Dollars ($4,400,000) prior to the disbursal of any funds.

(ii) Caldera shall enter into legal and binding employment contracts with Benjamin Warner as President and Chief Executive Officer for a minimum of three years attached hereto as Exhibit A (provided, however, that the financial terms may be redacted). Caldera may replace Benjamin Warner as President and Chief Executive Officer, provided that Caldera provides a new President and Chief Executive Officer acceptable to the County within ninety (90) days after the replacement of Benjamin Warner.

2. Contributions of Caldera.

(a) First Additional Investment. No later than the end of one year from the effective date of this Agreement, Caldera shall have realized private investment and related economic activity of Four Million Four Hundred Thousand Dollars ($4,400,000).

(b) Second Additional Investment. No later than the end of three years from the effective date of this Agreement, Caldera shall have realized private investment and related economic activity of Eleven Million Dollars ($11,000,000).

(c) "Private Investment and Related Economic Activity”. As used above, "private investment and related economic activity" shall include all financing of Caldera, including equity investments, loans, gross receipts taxes paid by Caldera in the County; property taxes paid by Caldera in the County; and direct expenditures by Caldera including employee Wages and benefits for employees domiciled in the County or working in the County but not including building construction expenditures paid for directly or indirectly by the Project Loan.

(d) Employment. Caldera shall create the following number of Full Time Equivalent jobs (i.e., 2080 hours annually each, employed and salaries paid directly by Caldera) by the anniversary dates of the signing of this Agreement:

	1st	2dn	3rd	4th	5th	6th	7th
Total FTE	1	15	27	40	54	75	100

(i) Promotion. Caldera shall make good faith efforts to promote Los Alamos County as a good and desirable place to live and Work.

3. Performance Review and Measurement. Caldera shall, within 90 days of the end of each year during the term of this Agreement, provide the County with a written report of its progress in achieving the performance measures required by Section 2 ("Contributions of Caldera") above (collectively, the "Performance Measures"). Thereafter, for each year during the term of this Agreement, Caldera may at the sole option of the County Administrator's Office be subject to an annual performance review and audit conducted by the County Administrator's Office or its designee to evaluate whether Caldera has achieved the Performance Measures. Caldera shall fully cooperate in the performance review and audit process by making all of its personnel, employees, and books and records available to the County at all reasonable times upon request. Caldera shall be permitted to submit credible proof of "private investment and related economic activity" to demonstrate that it has met the Performance Measures. All information regarding Caldera shall be treated in confidence to the fullest extent allowed by law; provided, however, that nothing in this Agreement shall be construed or permit or require the County to circumvent, obstruct, or fail to comply with the New Mexico Inspection of Public Records Act, 14-2-l et seq. (NMSA 1978).

4. Security. Caldera shall furnish the following security for the Project Loan:

(a) Building. The Building will be constructed within the County. Prior to construction, Caldera shall submit its plans to the County for the County's review and approval. Approval by the County pursuant to this subsection shall only constitute approval pursuant to this Agreement and shall neither imply nor constitute approval under applicable statutes, ordinances, and regulations, all of which shall remain the obligation of Caldera. The County, at its option, may require Caldera to enter into additional agreements to secure the County's interest in the Building.

(b) Equipment. Caldera shall grant a security interest, in a form and manner acceptable to the County, in all the Equipment paid for in whole or in part with the Project Loan. Such security interest shall be superior to any other security interests in the Equipment. Caldera shall not remove the Equipment from the County Without the County's written approval.

5. Termination and Recovery of Investment.

(a) Events of Default. The following events shall constitute events of default under this Agreement:

(i) Failure of Caldera to fulfill, in Whole or in part, any Performance Measure or other obligation required by this Agreement.

(ii) Cessation by Caldera of its management or its research and development operations in the County, or reduction of either of those operations in the County to a level below the Performance Measures.

(iii) Filing by Caldera of a petition, case, proceeding, or other action against the County as a debtor under any debtor relief law or seeking appointment of a receiver, trustee, custodian, or liquidator of Caldera, the Building, or any of the Equipment.

(iv) The abandonment by Caldera of all or a portion of the Building.

(v) The discovery by the County that any representation, warranty, or covenant made by Caldera in connection with this Agreement, the Loan Agreement, or the Promissory Note was or has become false, materially misleading, erroneous, or breached in any material respect.

(vi) Caldera assigns, sells, hypothecates, or transfers a majority interest in its business entity, whether in a single transaction or a series of transactions. (If Caldera desires to assign, sell, hypothecate, or transfer a majority interest in its business entity, whether in a single transaction or a series of transactions, before expiration of this Agreement, the County retains the right to reject any and all assignments, sales, hypothecations, or transfers of any interest in Caldera's business entity until, in the sole discretion of the County, adequate assurances are given that the assignee, buyer, hypothecatee, or transferee is a qualifying entity under the Los Alamos Economic Development Plan and that terms of this Agreement will be satisfied by the assignee, buyer, hypothecatee, or transferee.)

(vii) Caldera or any subsidiaries of Caldera conduct business operations with greater than a cumulative total of fifty employees based or located outside of the County.

(b) Caldera Response to Default. Upon the occurrence of an event of default by Caldera specified in this Agreement, the County shall notify Caldera in writing that an event of default has occurred under this Agreement. Within thirty (30) days of the receipt of such notice, Caldera shall:

(i) Cause the default to be cured; or

(ii) Furnish a written response indicating:

(1) The factors which caused or contributed, in whole or in part, to the occurrence of default;

(2) The measures Caldera has undertaken to avoid the reoccurrence of default in the future;

(3) Whether any Performance Measure not achieved can still be achieved in a timeframe acceptable to the County; and

(4) What further action Caldera plans to take to achieve the Performance Measure in a timeframe acceptable to the County.

(c) County Response to Default. The County staff shall review the response furnished  by Caldera and within thirty (30) days from the receipt of such response, recommend to the County Council Whether to modify or terminate this Participation Agreement. Caldera shall have an opportunity to make a presentation to the County Council at any meeting where such recommendation will be acted upon. The decision of the County Council will be final and binding. Other than the opportunity for Caldera to make a presentation to the County Council, in the event of default nothing herein shall be construed to limit in any way the power and authority of the County Council to take any of the following actions, all of which are hereby authorized by this Agreement:

(i) To terminate this Agreement and to demand immediate repayment of the Project Loan, including all interest both accrued and deferred; and to foreclose upon, collect, and recover all collateral pledged by Caldera as security for the Project Loan, the Building, or the Equipment if repayment is not made;

(ii) To terminate any interest deferral provisions in the Loan Agreement or the Promissory Note;

(iii) To increase the interest rate under the Promissory Note to prime plus two percent (2%);

(iv) To do any, some, or all of the foregoing.

6. Term. The term of this Agreement shall commence on the effective date of this Agreement and continue for thirteen (13) years unless terminated sooner as provided herein. If the Loan Agreement or the Promissory Note is extended for any reason, then the term of this Agreement shall automatically be extended so that the agreements are of the same duration. Caldera has the right to repay the Project Loan and any interest accrued or deferred at any time without any prepayment penalty.

7. Obligation to Perform. The failure of the County to insist, in any one or more instances, upon performance of any of the terms or covenants of this Agreement shall not be construed as a Waiver or relinquishment of the County's right to the future performance of any such terms and covenants, and the obligations of Caldera with respect to such future performance shall continue in full force and effect.

8. Excusable Delay. Caldera and the County shall be excused from performance for any period that they are prevented from performing any obligation hereunder in whole or in part as a result of an act of God, war, civil disturbance, epidemic, court order, or other cause beyond their reasonable control, and such nonperformance shall not be a ground for termination of this Agreement but shall not by itself extend the term of this Agreement.

9. Notices. All notices and communications required or permitted under this Agreement (including change of address and facsimile or telephone number set forth below) shall be in Writing and shall be deemed given to, and received by, the receiving party: (i) when hand-delivered to the street address of the receiving party set forth below; (ii) when sent by facsimile transmission to the facsimile number of the receiving party set forth below; (iii) one (l) day after deposit with a national overnight courier addressed to the receiving party at the street address set forth below; or (iv) five (5) days after deposit in the U. S. mail, certified mail, return receipt requested, postage prepaid, addressed to the receiving party at the mailing address set forth below.

The County:         County Administrator
Incorporated County of Los Alamos
Post Box 30
Los Alamos, New Mexico 87544
Telephone No.1 (505) 662-8080
Facsimile No.: (505) 662-8079

Caldera:                  Benjamin Warner, Ph.D., President
Caldera Pharmaceuticals, Inc.
3491 Trinity Drive, Suite B
Los Alamos, New Mexico 87544
Telephone No.1 (505) 661-2420
Facsimile No.1 (302) 347-1326

10. Amendment. This Agreement shall not be altered, changed, or amended other than by a written instrument executed by the parties.

ll. Assignment. Caldera shall not assign or transfer any rights, obligations, duties, or other interest in this Agreement, or assign any claim for money due under this Agreement, without the prior written consent of the County, which consent may be withheld in the County's sole and absolute discretion.

12. Appropriations. The performance by the County of any of the terms, covenants, or conditions in this Agreement that the County is obligated to perform shall be subject to the availability of appropriated funds that may be lawfully used for such purpose.

13. Partnership. Nothing contained in this Agreement shall be construed as creating or establishing a joint venture or partnership between the County and Caldera.

14. Indemnification. Caldera shall hold harmless, indemnify and defend the County, its officials, employees, agents, successors, and assigns from any and all liabilities, damages, claims, suits, or actions, of any kind or nature, arising out of Caldera's operations or this Agreement, including all costs, expenses, attorneys‘ fees (including attorneys’ fees incurred in connection with, and/or staff attorneys salaries allocable to, any action the County takes to enforce this Agreement) and any judgment or settlement thereof.

15. Authority. The individua1(s) signing this Agreement on behalf of Caldera represent and warrant that they have the power and authority to bind Caldera, and that no further action, resolution, or approval from Caldera is necessary to enter into a binding contract.

16. Incorporation. Each and all of the recitals set forth at the beginning of this instrument, and any exhibits referenced herein and attached hereto, are incorporated herein by this reference.

17. Calculation of Time. Any time period herein calculated by reference to "days" means calendar days, i. e., including Saturdays, Sundays, and holidays as observed by the State of New Mexico; provided, however, that if the last day for a given act falls on a Saturday, Sunday, or such observed holiday, the day for such act shall be first day following such Saturday, Sunday, or observed holiday that is not a Saturday, Sunday, or such observed holiday.

18. Interpretation. The captions and paragraph headings of this Agreement are not necessarily descriptive, or intended or represented to be descriptive, of all the terms thereunder, and shall not be deemed to limit, define, or enlarge the terms of this Agreement. Whenever used herein, unless otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, the use of any gender shall include all genders, and the use of the Words "include" and "including" shall be construed as if the phrases "without limitation" or "but not [be] limited to" were annexed thereafter. The parties Were, or had ample opportunity to be, represented by counsel, and as such this Agreement shall not be interpreted for or against either party based on authorship. The use herein of "Caldera" shall, where reasonable in the best interests of the County, be deemed to indicate and/or include all of the owners, partners, members, and employees of Caldera; provided, however, that such interpretation shall not be used in connection with Caldera's indemnity obligations contained in this Agreement.

19. Applicable Law. Each party shall perform its obligations hereunder in accordance with all applicable laws, rules, and regulations now or hereafter in effect. This Agreement shall be governed by the laws of the State of New Mexico (without giving effect to the State of New Mexic0’s choice of law provisions).

20. Survival. Terms of this Agreement that provide for rights, duties, and/or obligations that expressly or logically extend beyond the expiration or earlier termination of this Agreement, including Caldera's indemnity obligations, shall survive such expiration or earlier termination of this Agreement.

21. Severability. If any terms of this Agreement, or the application of such terms to any circumstance, person, or entity, shall be held illegal, invalid, or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those to which it is held illegal, invalid, or unenforceable, shall not be affected; provided, however, that the remainder of this Agreement is still capable of performance in substantial accordance with the original intent of the parties.

22. Entire Agreement. This Agreement, the Loan Agreement, and the Promissory Note entered into by and between the parties and incorporated by reference as if fully set forth herein contain the entire understanding of the parties with respect to the subject matter hereof, and reflects all agreements and commitments made prior to the date hereof with respect to this Agreement by the County and Caldera. There are no other oral or written understandings, terms or conditions, and neither the County nor Caldera has relied upon any representation or statement, express or implied, that is not contained in this Agreement. Any modification of this Agreement and the understandings contained herein shall be in writing and executed by the County and Caldera.

[Signatures and approvals on following page.]

IN WITNESS WHEREOF, the parties have entered into this Project Participation Agreement effective as of the date first Written above (the "Effective Date").

INCORPORATED COUNTY OF LOS ALAMOS	Attest

/Max Baker/	/Mary Pat Kramer/
Marx H. Baker, County Administrator	Mary Pat Kraemer, County Clerk

Approved to Form
/Peter A. Dwyer/
Peter A. Dwyer, County Attorney

Caldera Pharmaceuticals, Inc.
a Delaware corporation

by:          /Benjamin Warner//
Benjamin Warner, Ph.D.
President

Exhibit A
to
Participation Agreement
CONTRACT OF BENJAMIN WARNER

[to be added]

LOAN AGREEMENT

This Loan Agreement (this "Loan Agreement") is made and entered into as of September 21, 2006 (the "Effective Date") by and between the Incorporated County of Los Alamos, an incorporated County of the State of New Mexico, (the "County"), and Caldera Pharmaceuticals Inc., a Delaware corporation qualified to do business in New Mexico, ("Borrower").

RECITALS

THE PARTIES HERETO enter into this Loan Agreement on the basis of the following facts, understandings, and intentions:

A. The County has adopted Ordinance No. 501, An Ordinance Establishing an Economic Development Plan which ordinance Was enacted pursuant to the express authority conferred upon municipalities by the Local Economic Development Act 5-10-l to 5-l0-13, NMSA 1978) to allow the public support of economic development to foster, promote, and enhance local economic development efforts through the use of project participation agreements with qualifying entities While continuing to protect against the unauthorized use of public money and other public resources.

B. The County has adopted Ordinance No. 512 providing for the public support of Borrower (the "Project") in the form of a loan (the "Project Loan") in the principal amount not to exceed Two Million Two Hundred Thousand Dollars ($2,200,000) for construction of a building (the "Building") and purchase of analytical and manufacturing equipment (the "Equipment").

C. Borrower's economic activity complies with the local Economic Development Plan adopted by the County on May 3, 2005, and will provide public benefit to the residents of the County.

D. The County and Borrower have entered into a Participation Agreement (the "Participation Agreement") and a Promissory Note (the "Promissory Note"), of even date herewith for the Project Loan (collectively, with this Agreement, the "Loan Documents"). As a condition precedent to its receipt of public assistance in the form of the Project Loan, Borrower is required to execute this Loan Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and promises contained herein, and for other good and valuable consideration, the receipt and efficiency of which is hereby acknowledged, the parties agree as follows:

1. Loan Amount.

(a)
The principal amount of the loan will not exceed Two Million Two Hundred K Thousand; Dollars ($2,200,000) (the "Loan Amount"). The anticipated amortization schedule (the "Amortization Schedule") is attached hereto as Attachment A.

(b)
Pursuant to the terms of the Promissory Note and the Participation Agreement, the County shall disburse the loan proceeds as Borrower may request in amounts consistent with this Loan Agreement, the Participation Agreement, and Los Alamos County Ordinance No. 512. Such disbursements shall commence on or after the effective date of this Loan Agreement and the Participation Agreement and shall continue in no event later than the close of business on September 21, 2008 in an aggregate amount not to exceed the Loan Amount.

(c)
If, at close of business on September 21, 2008, the County has not disbursed the entire Loan Amount, the County will prepare a new Amortization Schedule reflecting the amount of the loan proceeds actually disbursed and Borrower shall be required to repay the principal amount of the loan actually disbursed at the interest rate provided herein and in such amounts as the new Amortization Schedule shall provide. Any new Amortization Schedule prepared pursuant to the requirements of this provision shall become a part of this Loan Agreement replacing Attachment A hereto and shall be incorporated by reference as if fully set forth herein.

2. Project Description. The County will provide the following public support, in the form of a loan, as an economic development project approved by Ordinance No. 512 and pursuant to the County's Economic Development Plan (Ordinance No. 501). Borrower shall expend the loan proceeds to secure and repay a construction loan for construction of the Building and purchase of the Equipment for use therein in Los Alamos County. Buyer shall use no more than $625,000 of the loan proceeds for purchase of the Equipment. The loan proceeds shall be disbursed to reimburse Borrower for amounts expended.

3. Construction.

(a)
Plans and Specifications. The Building shall be constructed in accordance with Plans and Specifications (the "Plans and Specifications") which Borrower will hereafter submit to the County for the County's approval prior to commencement of construction. The County will approve or disapprove the Plans and Specifications Within ninety (90) days of receipt of full and final Plans and Specifications. Approval by the County pursuant to this subsection shall only constitute approval pursuant to this Agreement and shall neither imply nor constitute approval under applicable statutes, ordinances, and regulations, all of which shall remain the obligation of Borrower.

(b)
Construction Agreement. Borrower will enter into a construction agreement (the "Construction Agreement") pursuant to the terms and conditions of which the contractor (the "Contractor") is to construct the Building, which Construction Agreement shall first be submitted to the County for approval. The County will approve or disapprove the Construction Agreement Within ninety (90) days of receipt of full and final copy thereof. Borrower shall require Contractor to perform in accordance with the terms of the Construction Agreement and shall not amend, modify, or alter the responsibilities of Contractor under the Construction Agreement without the County's prior written consent. Borrower shall execute, upon the County‘s request, an assignment of Borrower‘s rights under the Construction Agreement to the County as security for Borrower's obligations under this Agreement and shall cause the Contractor to consent to any such assignment.

(c)
Architect's Agreement. Borrower Will enter into an architect's agreement (the "Architect's Agreement"), pursuant to which the architect (the "Architect") is to design the Building, which Architect's Agreement shall first be submitted to the County for approval. Borrower shall require Architect to perform in accordance with the terms of the Architect's Agreement and shall not amend, modify, or alter the responsibilities of Architect under the Architect's Agreement without the County's prior written consent. Upon the County's request, Borrower shall execute an assignment of the Architect's Agreement and the Plans and Specifications to the County as additional security for Borrower's performance under this Agreement and shall cause the Architect to consent to any such assignment.

(d)
Prohibited Contracts. Without the County's prior Written consent, Borrower shall not contract for any materials, furnishings, equipment, fixtures, or other parts or components of the Building, if any third party shall retain any ownership interest (other than lien rights created by operation of law) in such items after their delivery to the Building.

(e)
Liens. If a claim of lien is recorded which affects the Building is served upon the County, Borrower shall, Within twenty (20) calendar days of such service or within five (5) calendar days of the County's demand, whichever occurs first: (i) pay and discharge the claim of lien; (ii) effect the release thereof by recording or delivering to the County a surety bond in sufficient form and amount; or (iii) provide the County with other assurances which the County deems, in its sole discretion, to be satisfactory for the payment of such claim of lien and for the full and continuous protection of the County from the effect of such lien.

(f)
Construction Responsibilities. Borrower shall construct the Building in a workmanlike manner according to the Plans and Specifications and the recommendations of any soils or engineering report. Borrower shall comply with all applicable laws, ordinances, rules, regulations, building restrictions, recorded covenants and restrictions, and requirements of all regulatory authorities having jurisdiction over the Building. Borrower shall be solely responsible for all aspects of Borrower's business and conduct in connection with the Building, including, without limitation, for the quality and suitability of the Plans and Specifications and their compliance with all governmental requirements, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, material suppliers, consultants and property managers, and the accuracy of all applications for payment and the proper application of all disbursements. The County is not obligated to supervise, inspect or inform Borrower or any third party of any aspect of the construction of the Building or any other matter referred to above.

(g)
Inspections. The County shall have the right to enter upon the Building at all reasonable times to inspect the Building and the construction work to verify information disclosed or required pursuant to this Agreement. Any inspection or review of the Building by the County is solely to determine whether Borrower is properly discharging its obligations to the County and may not be relied upon by Borrower or by any third party as a representation or warranty of compliance with this Agreement or any other agreement. The County owes no duty of care to Borrower or any third party to protect against, or to inform Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Building as determined by the County.

4. Insurance. Borrower shall, while any obligation of Borrower under any Loan Document remains outstanding, maintain at Borrower's sole expense, with licensed insurers approved by the County, the following policies of insurance in form and substance satisfactory to the County:

(a)
Property Insurance. A Builders Risk Completed Value Hazard Insurance policy, including, Without limitation, such endorsements as the County may require, insuring the County against damage to the Building in an amount acceptable to the County.

(b)
Liability Insurance. A policy of comprehensive general liability insurance with limits as required by the County, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Building and/or in the Building from any cause whatsoever.

5. Disclosure Statement and Finance Costs.

(a)
The annual percentage rate shall be five percent (5%). Interest shall accrue from and disbursement of any portion of the Loan Amount. Principal and interest payments Will be deferred for the thirty-six (3 6) months from the Effective Date of this Loan Agreement; provided, however, that all sums (principal and interest) shall be amortized over the remaining term of the loan.

(b)	Finance charges shall total Six Hundred Thirty-Seven Thousand Six Hundred Thirty-Seven Dollars and Seventy Cents ($637,637.70).

(c)	The amount financed shall total Two Million Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($2,3 37,500.00).

(d)	Total of payments shall be Two Million Nine Hundred Seventy-Five Thousand One Hundred Thirty-Seven Dollars and Twenty Cents ($2,975,137.20).

(e)
All past due installments of principal and interest, including the unpaid balance of principal and interest during the existence of any default and after maturity of the Promissory Note, shall bear interest at the rate of the prime rate plus two percent (2%).

6. Repayment Schedule. The first payment of the principal and interest on this Loan Agreement shall become due as stated below:

(a)	The number of payments shall be one hundred twenty (120).

(b)	The amount of each payment shall be Twenty-Four Thousand Seven Hundred Ninety-Two Dollars and Eight-One Cents ($24,792.81).

(c)
The first payment is due thirty-six (36) months from the Effective Date of this Loan Agreement, and on the first day of each month thereafter for ten (10) years, or sooner until the amounts payable hereunder are paid in full.

(d)
The Promissory Note may be prepaid in Whole or in part at any time Without premium or penalty. No partial prepayment shall affect the obligation of Borrower to pay the regular installments due hereunder until the Promissory Note has been paid in full

7. Security. In addition to Borrower's pledge of financial or material participation and cooperation to ‘guarantee the Borrower's performance pursuant to the Participation Agreement executed of even date herewith, Borrower shall pledge as security for this Loan Agreement the following:

(a)
Building. Borrower shall grant a security interest, in a form and manner acceptable to the County, in the Building. Such security interest shall be superior to any other security interests in the Building. The Building will be constructed in Los Alamos County as approved by the County.

(b)
Equipment. Borrower shall grant a security interest, in a form and manner acceptable to the County, in all the Equipment paid for in Whole or in part with the Project Loan. Such security interest shall be superior to any other security interests in the Equipment. Borrower shall not remove the Equipment from the County without the County's Written approval.

8. Representations and Warranties. As a material inducement to the County's entry into this Agreement, Borrower represents and warrants to the County as of the date of this Agreement and continuing thereafter that:

(a)
Authority. Borrower is in compliance with all laws and regulations applicable to its organization, existence and transaction of business and has all necessary rights and powers to own and develop the Building as contemplated by the Loan Documents.

(b)	Binding Obligations. Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations shall be valid and binding obligations of Borrower.

(c)
Formation. Borrower has delivered to the County all formation and organizational documents of Borrower, of the partners, joint venturers or members of Borrower, if any, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they Were delivered to the County. Borrower shall immediately provide the County with copies of any amendments or modifications of the formation or organizational documents.

(d)
No Violation. Borrower's execution, delivery, and performance under the Loan Documents do not: (i) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document; (ii) violate any governmental requirement applicable to the Building or any other statute, law, regulation or ordinance or any order or ruling of any court or governmental entity; (iii) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower is or the Building are bound or regulated; or (iv) violate any statute, law, regulation or ordinance, or any order of any court or governmental entity.

(e)
Compliance with Laws. Borrower has, and at all times shall have obtained, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Building, and shall maintain compliance with all governmental requirements applicable to the Building and all other applicable statues, laws, regulations and ordinances necessary for the transaction of its business.

(f)
Litigation. Except as disclosed to the County in Writing, there are no claims, actions, suits, or proceedings pending, or to Borrower's knowledge threatened, against Borrower or affecting the Building.

(g)
Financial Condition. All financial statements and information heretofore delivered to the County by Borrower, including, without limitation, information relating to the financial condition of Borrower, the Building, the partners, joint venturers, shareholders or members of Borrower, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with generally accepted accounting principles consistently applied. Borrower acknowledges and agrees that the County may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

(h)
Material Adverse Change. There has been no material adverse change in the financial condition of Borrower since the dates of the latest financial statements furnished to the County and, except as otherwise disclosed to the County in writing, Borrower has not entered into any material transaction which is not disclosed in such financial statements.

(a)	Loan Agreement 092106.doc

(i)
Accuracy. All reports, documents, instruments, information and forms of evidence delivered to the County concerning the Project Loan or security for the Project Loan or required by the Loan Documents are accurate, correct and sufficiently complete to give the County true and accurate knowledge of their subject matter, and do not contain any misrepresentation or omission.

(j)
Taxes. Borrower has filed all required federal, state, and municipal tax returns and has paid all taxes and assessments owed and payable, and Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.

(k)
Utilities. All utility services, including, without limitation, gas, water, sewage, electrical, and telephone, necessary for the development and occupancy of the Building are available at or within the boundaries of the Building, or Borrower has taken all steps necessary to assure that all such services will be available upon completion of the Building.

(l)
Compliance. Borrower is familiar with and in compliance with all governmental requirements for the construction of the Building and will conform to and comply with all governmental requirements and the Plans and Specifications.

(m)
Americans with Disabilities Act. The Building shall been designed and shall be constructed and completed, and thereafter maintained, in strict accordance and full compliance With all of the requirements of the Americans With Disabilities Act, 42 U.S.C. § 12101, et. seq., as amended from time to time. Borrower shall be responsible for all ADA compliance costs.

9. Defaults. The occurrence of any one or more of the following shall constitute an event of default (hereinafter, "Default") under this Agreement and the other Loan Documents:

(a)	Monetary. Borrower's failure to pay when due any sums payable under the Promissory Note or any of the other Loan Documents;

(b)
Performance of Obligations. Borrower's failure to perform any obligation under any of the Loan Documents; provided, however, that if a cure period is provided for the remedy of such failure, Borrower's failure to perform will not constitute a Default until such date as the specified cure period expires;

(c)
Representations and Warranties. (i) The failure of any representation or warranty of Borrower in any of the Loan Documents and the continuation of such failure for more than ten (10) days after written notice to Borrower from the County requesting that Borrower cure s/uchi failure; or (ii) any material adverse change in the financial condition of Borrower from the financial condition represented to the County as of the date of this Agreement;

(d)
Voluntary Bankruptcy, Insolvency, Dissolution. (i) The filing of a petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition's material allegations regarding Borrower's insolvency; (iii) a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property;

(e)
Involuntary Bankruptcy. The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or in any way restrains or limits Borrower or the County regarding the Project Loan or the Building, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or thirty (30) days after the date of filing of such involuntary petition;

(f)
Loss of Priority. The failure at any time of any security interest under any Loan Document to be a valid first lien upon the Building, the Equipment, or any portion thereof, other than as a result of any release by the County with respect to all or any portion of the Building or the Equipment pursuant to the terms and conditions of this Agreement;

(g)	Default Under Leases. The occurrence of a default under a ground lease, lease, sublease, or other real property agreement affecting the Building;

(h)
Key Person. The retirement, death, incapacity, termination, or Withdrawal of Benjamin Warner as Borrower's Chief Executive Officer and Borrower's failure to provide a substitute or replacement acceptable to the County within ninety (90) days after the occurrence of any such retirement, death, incapacity or Withdrawal;

(i)	Transfer of Assets. The sale, assignment, pledge, hypothecation, mortgage or transfer of assets of Borrower other than in the ordinary course of business of said entity.

10. Remedies.

(a)
Acceleration. Upon the occurrence of any Default which is not cured pursuant to the procedure described in the Participation Agreement, the County may, at its sole option, declare all sums owing to the County under the Promissory Note, this Agreement, and the other Loan Documents immediately due and payable, and any and all obligations of the County to fund further disbursements under the Loan shall terminate.

(b)
Completion of Construction. Upon the occurrence of a Default which is not cured pursuant to the procedure described in the Participation Agreement, the County may, upon five (5) days prior written notice to Borrower, and with or without legal process, take possession of the Building, remove Borrower and all agents, employees and contractors of Borrower from the Building, complete the work of construction and market and sell or lease the Building. For this purpose, Borrower irrevocably appoints the County as its attorney-in-fact, which agency is coupled with an interest. As attorney-in-fact, the County may, in Borrower's name, take or omit to take any action the County may deem appropriate, including, without limitation, exercising Borrower's rights under the Loan Documents and all contracts concerning the Building.

(c)
Cessation of Construction. If the County determines at any time that the Building is not being constructed in accordance with the Plans and Specifications and all governmental requirements, the County may immediately cause all construction to cease on any portion of the Building affected by the condition of nonconformance or the Building as a whole. Borrower shall thereafter not allow any construction Work, other than corrective work, to be performed on any portion of the Building affected by the condition of nonconformance until such time as the County notifies Borrower in writing that the nonconforming condition has been corrected.

(d)
Repayment. Any funds expended by the County in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to the County upon demand, together with interest at the rate applicable to the principal balance of the Promissory Note from the date the funds were expended.

(e)
Cumulative Rights. All the County's rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by the County at any time. The County's exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to the County under the Loan Documents are repaid and Borrower has cured all other Defaults. No Waiver shall be implied from any failure of the County to take, or any delay by the County in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

11. Miscellaneous Provisions.

(a)
Incorporation. This Loan Agreement is made pursuant to and in accordance with the provisions of Ordinance No. 501, Ordinance No. 512, the Local Economic Development Act, the Participation Agreement, and Promissory Note, all of which are incorporated by reference as if fully set forth herein.

(b)
Further Assurances. Upon the County's request and at Borrower's sole cost and expense, Borrower shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as determined by the County, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any security interests created by or contemplated by the Loan Documents.

(c)
Disbursements. Borrower covenants that all disbursements will be made in accordance with this Loan Agreement, the Promissory Note, the Participation Agreement, Ordinance No. 501, and Ordinance No. 512.

(d)
Transfer of Assets. Borrower shall not sell or transfer any of the property, personal or real, financed in whole or in part by the proceeds of this Loan Agreement Without the express written consent of the County, which consent may be given in the County's sole discretion. The County may place conditions on its consent. Upon partial repayment of the Loan Amount, Caldera may request that the County release its security interest as to specific assets, which request the County may approve or deny in its sole discretion and which approval, if any, must be in writing.

(e)	Information. Borrower will provide to the County serial numbers and product descriptions of all assets to be used as collateral or replacement collateral.

(f)
Further Encumbrances. Borrower agrees that it will not obligate any of the collateral pledged as security for this Loan Agreement without the express written consent of the County, which consent may be given at the County's sole discretion.

(g)
Notices. All notices and communications required or permitted under this Agreement (including change of address and facsimile or telephone number set forth below) shall be in writing and shall be deemed given to, and received by, the receiving party: (i) when hand-delivered to the street address of the receiving party set forth below; (ii) when sent by facsimile transmission to the facsimile number of the receiving party set forth below; (iii) one (1) day after deposit with a national overnight courier addressed to the receiving party at the street address set forth below; or (iv) five (5) days after deposit in the U. S. mail, certified mail, return receipt requested, postage prepaid, addressed to the receiving party at the mailing address set forth below.

The County:         County Administrator
Incorporated County of Los Alamos
Post Box 30
Los Alamos, New Mexico 87544
Telephone No.2 (505) 662-8080
Facsimile No.1 (505) 662-8079

Caldera:                  Benjamin Warner, Ph.D., President
Caldera Pharmaceuticals, Inc.
3491 Trinity Drive, Suite B
Los Alamos, New Mexico 87544
Telephone N0.: (505) 661-2420
Facsimile N0.: (302) 347-1326

(h)
Indemnity. Borrower hereby agrees to defend, indemnify and hold harmless the County, its directors, officers, employees, agents, successors and assigns from and against any and all losses, damages, liabilities, claims, actions, judgments, court and legal or other expenses (including, without limitation, attorneys‘ fees and expenses) which the County may incur as a direct or indirect consequence of: (i) the purpose to which Borrower applies the Loan proceeds; (ii) the failure of Borrower to perform any obligations as and when required by this Agreement or any of the other Loan Documents; (iii) any failure at any time of any of Borrower's representations or warranties to be true and correct; or (iv) any act or omission by Borrower, constituent partner or member of Borrower, any contractor, subcontractor or material supplier, engineer, architect or other person or entity with respect to any of the Building. Borrower shall immediately pay to the County upon demand any amounts owing under this indemnity, together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Promissory Note. Borrower's duty and obligations to defend, indemnify and hold harmless the County shall survive cancellation of the Promissory Note and this Agreement.

(i)	Joint and Several Liability. The liability of all persons and entities obligated in any manner under this Agreement and any of the Loan Documents shall be joint and several.

(j)	Third Parties. No person other than the County and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents.

(k)
Fees and Enforcement. If any attorney is engaged by the County to enforce or defend any provision of this Agreement, any of the other Loan Documents, or as a consequence of any Default under the Loan Documents, and if the County files an action in a court of competent jurisdiction, Borrower shall immediately pay to the County, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred by the County in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Promissory Note as specified therein.

(l)
Signs. The County may place on the Building reasonable signs standard to construction loan transactions stating that construction financing is being provided by the County and any other the County's or participants in the Project Loan.

(m)
Agents. The County may designate an agent or independent contractor to exercise any of the County's rights under this Agreement and any of the other Loan Documents. Any reference to the County in any of the Loan Documents shall include the County's agents, employees, or independent contractors.

(n)
Severability. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest any Loan Document is declared to be or become invalid, illegal, or unenforceable, the County's obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

(o)
Successors and Assigns. Except as otherwise expressly provided under the terms and conditions of this Agreement, the terms of the Loan Documents shall bind and inure to the benefit of the heirs, successors, and assigns of the parties.

(p)	Time. Time is of the essence of each and every term of this Agreement.

(q)
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New Mexico, except to the extent preempted by Federal laws. The County retains the right to seek enforcement of the terms of this Loan Agreement as provided herein and as provided by law. The parties agree that if the parties cannot reach agreement regarding disputes as to the terms and conditions of this Loan Agreement, such disputes are to be resolved as promptly and expeditiously as practicable in the First Judicial District Court of Los Alamos County which shall have exclusive jurisdiction, including venue, over the parties and the subject matter of this Loan Agreement and Waive the right to challenge such jurisdiction and venue.

(r)
Integration. The Loan Documents, Ordinance No. 501, and Ordinance No. 512 contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by Written instrument executed by all parties. Any reference in any of the Loan Documents to the Building shall include all or any part of the Building. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by the County in Writing.

[Signatures and approvals on following page.]

IN WITNESS WHEREOF, the parties have entered into this Project Participation Agreement effective as of the "Effective Date".

INCORPORATED COUNTY OF LOS ALAMOS	Attest

/Max Baker/	/Mary Pat Kramer/
Marx H. Baker, County Administrator	Mary Pat Kraemer, County Clerk

Approved to Form
/Peter A. Dwyer/
Peter A. Dwyer, County Attorney

Caldera Pharmaceuticals, Inc.
a Delaware corporation

by:          /Benjamin Warner//
Benjamin Warner, Ph.D.
President